CUTLER & CO., LLC
CERTIFIED PUBLIC ACCOUNTANTS

Letter re: Unaudited Interim Financial Information

The Board of Directors and Shareholders:
Green Meadows Products, Inc.

We are aware of the incorporation in the Registration Statement of Green Meadows Products, Inc. on Amendment No. 3 to Form S-1 of our report dated January 8, 2015 with respect to our review of the unaudited interim financial statements on the balance sheet of Green Meadows Products, Inc as of September 30, 2014 and the related statements of operations and cash flows for the three month periods ended September 30, 2014 and 2013 which appear in such Registration Statement.

Very truly yours,

Cutler & Co LLC

Cutler & Co. LLC
Wheat Ridge, (formerly Arvada), Colorado
January 30, 2015

9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033 ~ Phone 303-968-3281 ~ Fax 303-456-7488 ~ www.cutlercpas.com